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                     January 12, 2023

       Kailas Agrawal
       Chief Financial Officer
       PARTS iD, Inc.
       1 Corporate Drive, Suite C
       Cranbury, New Jersey 08512

                                                        Re: PARTS iD, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No. 001-38296

       Dear Kailas Agrawal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services